Exhibit 23.1

Consent of Independent Registered Public Accounting Firm — Skoda Minotti

We consent to the incorporation by reference in Registration Statement Nos. 333-61734, 333-107824, 333-124725, 333-146531, 333-167720, 333-182320 and 333-196904 on Forms S-8 of Rite Aid Corporation, of our report dated March 9, 2015, except as to Note 20, which is as of August 17, 2015, which report appears in the Form 8-K/A of Rite Aid Corporation dated as of June 24, 2015 and filed on September 3, 2015, with respect to the consolidated balance sheets of Envision Topco Holdings, LLC as of December 31, 2014 (Successor), 2013 (Successor), and 2012 (Predecessor), and the related consolidated statements of operations and comprehensive income (loss), changes in members’ equity, and cash flows for the year ended December 31, 2014 (Successor), period from November 4, 2013 through December 31, 2013 (Successor), period from July 1, 2013 through November 3, 2013 (Predecessor), and for the year ended December 31, 2012 (Predecessor), and the related notes to the financial statements, which report appears in the consolidated financial statements and schedules of Envision Topco Holdings, LLC and Subsidiaries for the year ended December 31, 2014.

SKODA MINOTTI

/s/ Skoda Minotti

Cleveland, Ohio
September 3, 2015

Akron   |   3320 West Market Street, Suite 300, Fairlawn, Ohio 44333   |   ph  330 668 1100   |   fx  440 646 1615

Cleveland   |   6685 Beta Drive, Mayfield Village, Ohio 44143   |   ph  440 449 6800   |   fx  440 646 1615

Skoda Minotti   |   Certified Public Accountants   |   www.skodaminotti.com

AKRON   |   CLEVELAND   |   TAMPA